Exhibit 99.1

REDWOOD TRUST DECLARES FIRST QUARTER 2024 COMMON AND PREFERRED DIVIDENDS

MILL VALLEY, CA –– Redwood Trust, Inc. (NYSE: RWT; “Redwood” or the “Company”), a leader in expanding access to housing for homebuyers and renters, today announced that its Board of Directors (the “Board”) has declared first quarter 2024 common and preferred stock dividends.

Common Stock Dividend

The Board has authorized the declaration of a first quarter 2024 regular common stock dividend of $0.16 per share. This marks the Company's 99th consecutive quarterly common dividend. The first quarter 2024 common stock dividend is payable on March 28, 2024 to stockholders of record on March 21, 2024.

Preferred Stock Dividend

In accordance with the terms of Redwood’s 10.00% Series A Fixed-Rate Reset Cumulative Redeemable Preferred Stock (“Series A”), the Board authorized the declaration of a Series A dividend for the first quarter of 2024 of $0.625 per share. Dividends for the Series A are payable on April 15, 2024 to stockholders of record on April 1, 2024.

About Redwood

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit. Our operating platforms occupy a unique position in the housing finance value chain, providing liquidity to growing segments of the U.S. housing market not well served by government programs. We deliver customized housing credit investments to a diverse mix of investors, through our best-in-class securitization platforms; whole-loan distribution activities; and our publicly traded shares. Our aggregation, origination and investment activities have evolved to incorporate a diverse mix of residential, business purpose and multifamily assets. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. We operate our business in three segments: Residential Mortgage Banking, Business Purpose Mortgage Banking and Investment Portfolio. Additionally, through RWT Horizons®, our venture investing initiative, we invest in early-stage companies strategically aligned with our business across the lending, real estate, and financial technology sectors to drive innovations across our residential and business-purpose lending platforms. Since going public in 1994, we have managed our business through several cycles, built a track record of innovation, and established a best-in-class reputation for service and a common-sense approach to credit investing. Redwood Trust is internally managed and structured as a real estate investment trust ("REIT") for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com or connect with us on LinkedIn.

CONTACT

Kaitlyn Mauritz

Head of Investor Relations

Phone: 866-269-4976

Email: investorrelations@redwoodtrust.com